Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Touchmark Bancshares, Inc., of our report dated March 27, 2008 relating to our audit of the financial statements, which appears in the Annual Report on Form 10-K of Touchmark Bancshares, Inc. for the year ended December 31, 2007.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia

October 22, 2008